Pension Plan Contribution & De-Risking | July 31, 2017
Filed Pursuant to Rule 433
Registration Statement No. 333-202334

Forward-Looking Statements
Certain statements in these slides and made during this presentation may be considered forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to: (i) the level of our indebtedness and changes in interest rates; (ii) the amount of our future pension funding obligation and changes in pension costs; (iii) the successful implementation of the pension risk-mitigation initiatives on favorable terms and within the estimated timeframe; and (iv) our ability to achieve the benefits we expect from the pension risk-mitigation initiatives. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in our Securities and Exchange Commission (”SEC”) filings. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement dated July 31, 2017 and other documents the issuer has filed with the SEC for more complete information about the issuer and such offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering to which this communication relates will arrange to send you the preliminary prospectus supplement if you request it by calling any of the joint book-running managers for such offering at the following numbers: Merrill Lynch, Pierce, Fenner & Smith Incorporated: 1-800-294-1322 (toll free) and SMBC Nikko Securities America, Inc.: 1-888-868-6856 (toll free).
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Statements Relating to Non-GAAP Financial Measures
During the course of this presentation, certain non-GAAP financial measures may be presented, such as Adjusted Operating EPS, Adjusted EBIT, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Adjusted ROIC.
A reconciliation of all presented non-GAAP measures (and their components) to U.S. GAAP financial measures is available on the company’s website at internationalpaper.com under Performance/Investors.
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Strengthening Our Balance Sheet
Intend to make $1.25B voluntary pension contribution by September 15th
– Funded partially with proceeds from today’s debt offering
– Viewed as debt reduction by rating agencies
– Contribution is tax deductible and locks in cash benefit prior to potential tax reform
– Improved plan funding level provides significant PBGC1 premium savings
Will take additional steps to “de-risk” pension plan in 2H 2017
No required contributions expected during the next five years
We continue to target available cash for debt reduction needed to support investment grade credit rating
1 Pension Benefit Guaranty Corporation
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De-Risking the Company

Contributions	2014 $353MM	2015 $750MM	2016 $750MM	2017 $1.25B

IP is taking meaningful and deliberate steps to de-risk our pension plan

De-Risking

- **2004** Pension plan closed to new entrants
- **2014** Decision made to freeze defined benefit pension plan for active salary participants effective 12/31/18
- **2016** Voluntary term-vested buy out program reduced plan size by ~10% and introduced new LDI[1] policy
- **2017**

Will take additional measures to reduce risk in our pension plan 2H 2017

– Making changes to the plan's asset allocation to emphasize more fixed income

– Reallocating the plan's fixed income investments to longer duration maturities

– Expanding certain hedging strategies

– Exploring other risk mitigation options

[1] Liability Driven Investment

5 Pension Plan Contribution & De-Risking | July 31, 2017 INTERNATIONAL PAPER